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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                          Entertainment Boulevard, Inc.
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                              (Name of Issuer)

                     Common Stock, par value $.001 per share
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                       (Title of Class of Securities)

                               29381A105
                     ----------------------------------
                              (CUSIP Number)

                             April 12, 2000
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               / / Rule 13d-1(b)
                               /X/ Rule 13d-1(c)
                               / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 29381A105

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).


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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

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 Number of Shares             (5) Sole Voting Power
 Beneficially                       4,630,556
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    4,630,556
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

         4,630,556
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See

     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)


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(12) Type of Reporting Person (See Instructions)

         IN
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CUSIP NO. 29381A105

ITEM 1.

    (a)   Name of Issuer

          Entertainment Boulevard, Inc.

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    (b)   Address of Issuer's Principal Executive Offices

          12910 Culver Boulevard, Suite I
          Los Angeles, California 90066

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ITEM 2.

    (a)   Name of Person Filing

          Stephen Brown

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    (b)   Address of Principal Business Office or, if none, Residence

          12910 Culver Boulevard, Suite I, Los Angeles, CA 90066

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    (c)   Citizenship

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    (d)   Title of Class of Securities

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    (e)   CUSIP Number

          29381A105

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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
         240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act.

    (b) / / Bank as defined in section 3(a)(6) of the Act.

    (c) / / Insurance company as defined in section 3(a)(19) of the Act.


    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940.

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


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CUSIP NO. 29381A105

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:

        4,630,556 shares (includes 3,150,000 shares which are issuable upon the exercise of warrants to purchase common stock held by Mr. Brown).

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    (b) Percent of class:

        19.6%

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    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              4,630,556

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         (ii) Shared power to vote or to direct the vote

              0

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        (iii) Sole power to dispose or to direct the disposition of

              4,630,556

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         (iv) Shared power to dispose or to direct the disposition of

              0

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

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CUSIP NO. 29381A105

ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                   April 25, 2000
                                       ----------------------------------------
                                                         Date

                                                 /s/ Stephen Brown
                                       ----------------------------------------
                                                      Signature

                                       Stephen Brown, President and
                                       Chief Execuitive Office
                                       ----------------------------------------
                                                      Name/Title